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Exhibit 10.8

DATE

NAME

  Re:
  Board of Directors of Kintera, Inc.

Dear NAME:

        I am pleased to formally invite you to serve on the Board of Directors (the "Board") of Kintera, Inc. ("Kintera"). I am happy that you will take advantage of this opportunity to participate in our growth and success.

        As I mentioned, part of Kintera's growth strategy is to complete our initial public offering ("IPO") in the fourth quarter of this fiscal year. As a director, you will be an important part of the IPO process.

        Board members will serve on the Board for one (1) year terms. It is expected that there will be four (4) quarterly, in-person meetings of the Board each year and telephonic meetings as needed. Kintera will reimburse members for their reasonable out-of-pocket costs of travel to the in-person meetings.

        As a member of the Board, you will receive an option to acquire one hundred thousand (100,000) shares of the common stock of Kintera (the "Option"). The Option will vest daily over four (4) years and will be conditioned upon your continued status as a director of Kintera. The Option will become fully vested immediately prior to a change in control of Kintera. The exercise price of the Option will be based on the fair market value of the common stock of Kintera on the date of grant. In addition, you will be paid a stipend of $1,000 per month, which shall be paid to you on a quarterly basis. Each Board member will also be party to an Indemnity Agreement and Confidentiality and Inventions Disclosure Agreement with Kintera. I have included these agreements with this letter.

        Please execute below in the space provided and return this letter to me at the above address. In addition, please sign the enclosed agreements regarding indemnity, confidentiality and inventions disclosure and return them with the signed letter to me at the above address. In addition, please execute and return the enclosed consent so that we may use your name as a director in documents related to the IPO. Shortly after receipt of your signature on this letter and the other agreements, the Board will consider and act on a formal resolution to confirm your appointment to the Board.

NAME	DATE Page 2

        I am confident that you can be an integral part of our team. We hope to complete our Board appointments as soon as possible, so I would appreciate a response from you by                        .

        If you have any questions, please don't hesitate to call me at (858) 795-3001.

Very truly yours,

Kintera, Inc.

By:	Harry E. Gruber CEO and Chairman of the Board of Directors

AGREED TO AND ACCEPTED
this        day of                               2003:

By:
Name:

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  Exhibit 10.8